Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Macquarie ETF Trust of our reports dated May 24, 2024, relating to the financial statements and financial highlights, which appear in Macquarie Global Listed Infrastructure ETF, Macquarie Energy Transition ETF and Macquarie Tax-Free USA Short Term ETF’s Annual Reports on Form N-CSR for the period November 28, 2023 (commencement of operations) through March 31, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
July 29, 2024